EXHIBIT 10.2
------------

November 10, 1998

Mr. A. Larry Sisk
Vice President and Treasurer
Chicago Title Corporation
171 North Clark Street
Chicago, Illinois 60601-3294

Ladies and Gentlemen:

Pursuant to our discussions Union Bank of California, N.A. (the Bank) is pleased to offer a credit facility to Chicago Title Corporation (the Borrower), it being understood that Bank shall make advances available on the following terms and conditions:

The terms of the facility are:

1.  Borrower            Chicago Title Corporation
                        Chicago, Illinois

2.  Amount:             The aggregate amount outstanding shall not exceed
                        $20,000,000.00.

3.  Purpose:            For general corporate purposes.

4.  Evidence of Indebtedness: Promissory Note (Base Rate) to be signed by
                              Borrower in the form of Exhibit A hereto (the
                              Note).

5.  Expiration:         This facility will expire on December 31, 1999
                        (Expiration Date).

6.  Interest Rate:      The unpaid principal balance of all loans shall, at
                        Borrower's option, bear interest at a rate per annum equal to:

                        (a) For any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one half of one percent (0.50%) or

                              (b) the Reference Rate (hereinafter defined) for such day. Reference Rate means the rate per annum set by Bank from time to time and called its Reference Rate. Interest on each advance bearing interest at the Reference Rate shall be calculated on the basis of a year of 360 days and counting actual days elapsed, and shall be payable quarterly on the last day of each quarter.

                              (c)   LIBOR (London Inter Bank Offered Rate)
                              as determined by Bank plus one-quarter of one percent (0.25%) per annum (the LIBOR Rate). Borrowings under this option shall be on an as available basis for periods of one, two, three, or six months (each, an Interest Period) selected by Borrower. Interest on borrowings under this option shall be payable quarterly on the last day of each quarter and on the Base Rate Maturity Date, and shall be calculated on actual days elapsed based on a 360 day year.

                        In the event that deposits in the amount and for the term of the selected Interest Period are unavailable to Bank, or that by reason of circumstances affecting the Eurodollar markets generally, adequate and reasonable means do not exist for ascertaining the interest rate applicable to any loans bearing interest at the LIBOR Rate for the selected Interest Period, Borrower shall either repay such loan or direct Bank to convert such loan into a loan bearing interest at a rate and for an Interest Period which is available on the last day of the then current Interest Period, said choice between repayment or conversion to be solely at Borrower's option.

                        If it shall become unlawful (or contrary to any direction from or requirement of any governmental authority having jurisdiction over the Bank) for Bank to honor its commitment hereunder or continue to fund or maintain any loan or to perform its obligations hereunder, then this commitment shall thereupon be canceled and, if it shall become unlawful for Bank to continue to fund or maintain any loan, Borrower shall prepay without premium or penalty such loan together with accrued interest thereon on the last day of the then current Interest Period with respect to each such loan or on such earlier date as may be required by law.

                        Each request by Borrower for a loan bearing interest at the LIBOR Rate must be received by Bank no later than 10:00 a.m. Pacific time on the Business Day which is three (3) days prior to the day it is to be funded. A request for a Federal Funds Rate or a Reference Rate loan must be received by Bank no later than 10:00 a.m. Pacific time on the day it is to be funded.


7.  Draw Maturities:    No loan hereunder may mature later than the
                        Expiration Date.

8.  Prepayment:         Prepayments will be permitted only with prior
                        consent of Bank and in accordance with the terms of the Note.

9.  Commitment Fee:     Borrower will pay a fee of ten (10) basis points
                        per annum of the unused portion of the amount available hereunder, payable in arrears at the end of each calendar quarter.

10. Covenants:          Until the Expiration Date or termination of the of
                        the commitment and thereafter until all obligations of the Borrower to the Bank have been satisfied and discharged in full, the Borrower agrees that it, with respect to the following covenants will:

                        (a) Consolidated Net Worth.  Not permit
                        Consolidated Net Worth at the close of any fiscal quarter to be less than $275,000,000; and

                        (b) Leverage Ratio. Not permit the Leverage Ratio at the close of any fiscal quarter to be greater than 0.45 to 1.0; and

                        (c) Interest Expense Coverage Ratio. Not permit the ratio during any period of six consecutive fiscal quarters of Earnings Before Interest and Taxes to Interest Expense to be less than 2.5 to 1.0.

                        Capitalized covenant terms shall have the meaning as defined in that certain Revolving Loan and Credit Agreement entered into between Chicago Title and Trust Company and certain Commercial Lending Institutions and Lasalle National Bank as Administrative Agent dated as of May 29, 1998, as such defined terms are in effect as of the date of this credit facility letter agreement. Any violation of any of the above described covenants shall be an Event of Default under the Note.

11. Cancellation:       Borrower may cancel this facility at any time with
                        five (5) days written notice to Bank. Bank may cancel this commitment upon the occurrence of a Default as defined in the Note, such cancellation to be effective upon the giving of written notice to Borrower. Upon any such cancellation, Borrower will pay to Bank any and all amounts due to Bank hereunder, including without limitation any
                        Prepayment amounts which may be due under the Note.

Borrower understands and agrees that this facility is not assignable by Borrower. Bank reserves the right to sell participations in this facility.

Your signing and returning these documents constitutes your agreement to the terms and conditions of this credit facility. This offer expires on December 31,1998, unless a signed copy of this letter, the enclosed Promissory Note (Base Rate) and other documents are returned to my attention by then. If the Bank does not have on file a current borrowing resolution, a copy of the Borrower;s filed Articles of Incorporation and any Amendments thereto and certificate of incumbency for authorized signers for borrowings, please provide these at the time you return the signed letter and Promissory Note.

Yours truly,

UNION BANK OF CALIFORNIA, N.A.

By: /S/ Joseph M. Argabrite
      Joseph M. Argabrite
      Vice President


Accepted and agreed to this 18th day of November, 1998.

CHICAGO TITLE CORPORATION

By:  /S/ Peter G. Leemputte

Its:  EVP, CFO and CAO
By:  /S/ A. Larry Sisk

Its:  VP and Treasurer

PROMISSORY NOTE
(BASE RATE)


CHICAGO TITLE CORPORATION

Borrower Address                 Office               Loan Number

171 North Clark Street           Maturity Date        $20,000,000.00
Chicago, Illinois 60601-3294     December 31, 1999


Los Angeles, California Date: January 1, 1999   $20,000,000.00


FOR VALUE RECEIVED, on December 31, 1999, the undersigned ("Debtor") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), as indicated below, the principal sum of TWENTY MILLION AND NO/100 Dollars ($ 20,000,000.00) or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

1. INTEREST PAYMENTS. Debtor shall pay interest on the last day of each calendar quarter (commencing March 31, 1999). Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

    a. BASE INTEREST RATE. At Debtor's option, amounts outstanding hereunder in increments of at least $10,000 shall bear interest at a rate, based on an index selected by Debtor, which is 0.25% per annum in excess of Bank's LIBOR Rate for the Interest Period selected by Debtor; or

    b. FEDERAL FUNDS RATE / REFERENCE RATE. The higher of (a) the 0.50% per annum in excess of the Bank's Federal Funds Rate, or (b) the Bank's Reference Rate.

    Any Base Interest Rate may not be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor except as provided in paragraph 4. The exercise of interest rate options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

    To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than three
    (3) Business Days).

    Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

    c. VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate or the Federal Funds Rate shall bear interest at the Reference Rate, which rate shall vary as and when the Reference Rate changes.

    At any time prior to the maturity of this note, subject to the provisions of paragraph 4, below, of this note, Debtor may borrow, repay and reborrow hereon so long as the total outstanding at any one time does not exceed the principal amount of this note. Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's Risk Management Department, 445 S. Figueroa Street, G13-268, Los Angeles, California 90071 Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to two percent (2%) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4. PREPAYMENT.

    a. Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Amounts outstanding under this note bearing interest at a Base Interest Rate may only be prepaid, in whole or in part provided Bank has received not less than five (5) Business Days prior written notice of an intention to make such prepayment and Debtor pays a prepayment fee to Bank in an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which Debtor intends to prepay, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

    b. In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under the above prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.

    c. Such prepayment fee, if any, shall also be payable if prepayment occurs as the result of the acceleration of the principal of this note by Bank because of any default hereunder. If, following such acceleration, all or any portion of a Base Interest Rate Loan is satisfied, whether through sale of property encumbered by any security agreement or other agreement securing this note, at a foreclosure sale held thereunder or through the tender of payment at any time following such acceleration, but prior to such a foreclosure sale, then such satisfaction shall be deemed an evasion of the prepayment conditions set forth above, and Bank shall, automatically and without notice or demand, be entitled to receive, concurrently with such satisfaction the prepayment fee set forth above, and the amount of such prepayment fee shall be added to the principal. DEBTOR HEREBY ACKNOWLEDGES AND AGREES THAT BANK WOULD NOT MAKE THE LOAN TO DEBTOR EVIDENCED BY THIS NOTE WITHOUT DEBTOR'S AGREEMENT, AS SET FORTH ABOVE, TO PAY BANK A PREPAYMENT FEE UPON THE SATISFACTION OF ALL OR ANY PORTION OF THE PRINCIPAL BEARING INTEREST AT A BASE INTEREST RATE FOLLOWING THE ACCELERATION OF THE MATURITY DATE HEREOF BY REASON OF A DEFAULT. DEBTOR HAS CAUSED THOSE PERSONS SIGNING THIS NOTE ON ITS BEHALF TO SEPARATELY INITIAL THE AGREEMENT CONTAINED IN THIS PARAGRAPH BY PLACING THEIR INITIALS BELOW:

INITIALS: PGL and ALS

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor under the terms of this Note and the Credit Facility Letter referenced in paragraph (i) below; (c) the insolvency of Debtor, or the failure of Debtor generally to pay such debts as such debts become due; (d) the commencement as to the Debtor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the making of an assignment for the benefit of such Debtor's creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of Debtor's property; (g) the commencement of any proceeding for the dissolution or liquidation of the Debtor; (h) the termination of existence of the Debtor, whether by sale, merger or consolidation; or (i) default under any covenant set forth in that certain Credit Facility Letter Agreement dated November 10, 1998 between Debtor and Bank. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

6. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this note. Debtor and any endorsers of this note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: "Base Interest Rate" shall mean a rate of interest based on the LIBOR Rate. "Base Interest Rate Loan" shall mean amounts outstanding under this note that bear interest at a Base Interest Rate. "Base Rate Maturity Date" shall mean the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. "Business Day" shall mean a day which is not a Saturday or Sunday on which Bank is open for business in the state identified in paragraph 6, above, and with the respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "Interest Period" shall mean any calendar period of one, two, three, six, nine or twelve months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. "LIBOR Rate" shall mean a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor's interest rate selection, plus Bank's costs, including the cost, if any of reserve requirements. "Origination Date" shall mean the Business Day on which funds are made available to Debtor relating to Debtor's selection of a Base Interest Rate. "Reference Rate" shall mean the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

Federal Funds Rate means the rate determined by Bank to be the per annum rate at which Bank can acquire term Federal funds overnight deposits for an amount equal to the amount of principal covered by Debtor's interest rate election, and adjusted to reflect Bank's costs.


CHICAGO TITLE CORPORATION


By /S/ Peter G. Leemputte

Title EVP, CFO and CAO


By /S/ A. Larry Sisk

Title VP and Treasurer